Exhibit 10.1

FIRST AMENDMENT TO LOAN AGREEMENT

THIS AMENDING AGREEMENT (this “Agreement”) is made as of the 4th day of September, 2020 among urban-gro, Inc. (the “Borrower”), urban-gro Canada Technologies Inc. and Impact Engineering, Inc. (together, the “Guarantors”) and Bridging Finance Inc., as Agent (as defined below) and as lender.

RECITALS:

A.	the Borrower, the Guarantors, Bridging Finance Inc., as agent for the lenders from time to time party thereto (in such capacity, the “Agent”) and as a lender, entered into a letter agreement dated as of February 21, 2020 (as the same has been, or may in the future be, amended, modified, restated, supplemented or replaced from time to time, the “Loan Agreement”) which established the Facilities in favour of the Borrower;

B.	the parties hereto have agreed to amend the Loan Agreement on the terms and conditions hereinafter set forth, including, among other things, to remove the demand feature with respect to the Facilities;

NOW THEREFORE, in consideration of the covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Capitalized Terms. All capitalized terms used in this Agreement that are not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

2.	Amendments to Loan Agreement.

(a)	The section titled “Facilities” is hereby deleted in its entirety and replaced with the following:

“Facilities:	Revolving loan of up to CAN$5,400,000 (the “Maximum Revolver Amount”), based on the lending formula described below (the “Revolving Facility”) and a term loan in the amount of CAN$2,700,000 (the “Term Loan” with the Revolving Facility and the Term Loan collectively referred to as the “Facilities”). The Term Loan shall be due on the Maturity Date (as defined below).”

(b)	The section titled “Term” is hereby deleted in its entirety and replaced with the following:

“Term:	December 31, 2021 (the “Maturity Date”).”

(c)	The section titled “Interest Rate and Fees” is hereby amended by:

(i)	deleting the first paragraph thereof and replacing it with the following:

“Annual rate of Prime plus 12% per annum calculated on the principal amount of the Facilities outstanding, accruing daily, compounded monthly, and payable as set out herein.”; and

(ii)	adding a new sub-section at the end of such section, as follows:

“Extension Fee: The Borrower shall pay to the Agent a non-refundable extension fee in the amount of C$121,500, plus applicable taxes. Such fee shall fully earned as of September 4, 2020, and shall be due and payable on the Maturity Date.”

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(d)	The section titled “Payments” is hereby deleted in its entirety and replaced with the following:

“Payments:	Interest at the aforesaid rate per annum shall accrue daily and be compounded monthly, and shall be due and payable in arrears by 3:00pm on the first Business Day of each and every month during the Term, and on the Maturity Date. Without limiting the other payment obligations in this Agreement, all then outstanding principal and other Obligations shall be due and payable on the Maturity Date.”

(e)	The first paragraph under the section titled “Events of Default” is hereby deleted in its entirety and replaced with the following:

“Events of Default:	Without limiting any other rights of the Agent and the Lenders under this Agreement, if any one or more of the following events (an “Event of Default”) has occurred and is continuing:”

(f)	The section titled “Events of Default” is hereby amended by deleting in its entirety the following sentence:

“Nothing contained in this section shall limit any right of the Agent under this Agreement to demand payment of the Facilities at any time.”

(g)	The following sub-sections are hereby added to the section titled “Covenants”:

“(xxxii)	on or before January 31, 2021, the Borrower shall prepay US$1,000,000 against the balance then outstanding under the Term Loan;
(xxxiii)	beginning on March 1, 2021 and on the first Business Day of each and every month during the Term, the Borrower shall prepay US$100,000 of principal toward the balance then outstanding under the Term Loan (for greater certainty, such monthly prepayment of principal is in addition to the Borrower’s monthly interest payment obligation with respect to the Term Loan and any other mandatory prepayment obligations hereunder); and
(xxxiv)	beginning on October 1, 2020 and on the first Business Day of each and every month thereafter during the Term, the Borrower shall prepay US$50,000 of principal toward the balance then outstanding under the Revolving Facility, and the Maximum Revolver Amount shall be reduced by an amount equal to each such payment (for greater certainty, such monthly prepayment of principal is in addition to the Borrower’s monthly interest payment obligation with respect to the Revolving Facility and any other mandatory prepayment obligations hereunder).

3.	Continuing Effect. Except as expressly set forth in this Agreement, all other terms and conditions of the Loan Agreement, the Security and any other Credit Document shall remain unchanged and shall continue in full force and effect, in each case as may be amended hereby. No amendment or waiver of any other term, condition, covenant, agreement or any other aspect of the Loan Agreement is intended or implied. This Agreement is a Credit Document.

4.	Reaffirmation and Confirmation. Each Obligor hereby ratifies, affirms, acknowledges and agrees that the Loan Agreement and the other Credit Documents to which it is a party represent its valid, enforceable and collectible obligations, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Loan Agreement or any other Credit Document. Each Obligor hereby agrees that this Agreement in no way acts as a release or relinquishment of the Security and other rights securing payments of the Obligations. The Security and other rights securing payment of the Obligations are hereby ratified and confirmed by each Obligor in all respects.

5.	Costs and Expenses. All costs incurred by the Agent and the Lenders in preparing this First Amendment (including all external legal fees incurred by the Agent and the Lenders) shall be on the account of the Borrower, and shall form part of the Obligations secured by the General Security Agreement granted by the Borrower to the Agent dated as of February 27, 2020.

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6.	Prior Agreements. This First Amendment supersedes and replaces any prior agreements or understandings with respect to any of the matters provided for herein.

7.	Governing Law. This First Amendment shall be deemed to have been made in the Province of Ontario and shall be governed by and interpreted in accordance with the laws of such Province and the laws of Canada applicable therein.

8.	Counterparts. This Agreement may be executed in any number of separate counterparts by any one or more of the parties thereto, and all of such counterparts taken together shall constitute one and the same instrument. Delivery by any party of an executed counterpart of this Agreement by telecopier, PDF or by other electronic means shall be as effective as delivery of a manually executed counterpart of such party.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BRIDGING FINANCE INC., as Agent and as Lender

Per: /s/ Graham Marr

Name: Graham Marr

Title: President

I have authority to bind the Corporation.

Urban-gro, Inc., as Borrower

Per: /s/ Bradley Nattrass

Name: Bradley Nattrass

Title: CEO

I/We have authority to bind the Corporation.

URBAN-GRO CANADA TECHNOLOGIES INC., as Guarantor

Per: /s/ Bradley Nattrass

Name: Bradley Nattrass

Title: CEO

I/We have authority to bind the Corporation.

IMPACT ENGINEERING, INC., as Guarantor

Per: /s/ Bradley Nattrass

Name: Bradley Nattrass

Title: CEO

I/We have authority to bind the Corporation.

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